EXHIBIT 10.2

Summary of Oral Agreement for Payment of Services

between Cephalon, Inc.

and

its Board of Directors

dated May 18, 2005

The Stock Option and Compensation Committee (the “Committee”) of the Board of Directors reviews annually the cash compensation paid to members of the Board.  During such review, the Committee compares the cash compensation to that paid by other companies within its peer group, as determined by a third party consultant.  Prior to May 2005, non-employee members of Cephalon’s Board of Directors received an annual retainer of $30,000 and a $3,000 fee for each Board meeting attended.  Additionally, on an annual basis, the members of each of the Board’s committees received a $10,000 retainer for each committee membership, while the chair of each committee received a $12,000 retainer.  During its most recent compensation review in May 2005, the Committee recommended a $20,000 annual cash retainer for the Board’s Presiding Director.  In addition, Board members will now receive a $2,000 fee for each meeting of the Board they participate in by telephone.  Prior to this change, fees were paid only for meetings attended by a director in person.  The annual base cash retainer for all Board members remains at $30,000, and in-person per meeting fees remain $3,000.  The Board of Directors will continue to be reimbursed for expenses incurred to attend board meetings.  All directors will continue to receive options to purchase 15,000 shares of common stock upon their initial election to the Board and 10,000 more upon their annual re-elections.  The initial stock option grant vests over a four-year period.  Since the annual amount is viewed as compensation, it is 100% vested when awarded.